Exhibit 99.1

News Release

Gregory L. Waters and Bruce E. Kiddoo Join

the ON Semiconductor Board of Directors; Emmanuel T. “Manny” Hernandez to Retire

PHOENIX, Ariz. – Dec. 16, 2020 – ON Semiconductor Corporation (Nasdaq: ON), driving energy-efficient innovations, today announced that Gregory L. Waters and Bruce E. Kiddoo were appointed to its Board of Directors, effective as of December 17, 2020. Emmanuel T. Hernandez has decided to retire after 18 years on the Board.

“We are thrilled to welcome both Greg and Bruce as our newest members to our Board,” said Alan Campbell, Chairman of ON Semiconductor’s Board of Directors. “Both Greg and Bruce are seasoned executives within the industry and will bring fresh insights to our technology, business and financial priorities as we continue our transformation at ON. I would also like to thank Manny for his contributions and service to ON over the years.”

Greg Waters brings over three decades of management experience in the semiconductor industry to the Board. As the former CEO and President of Integrated Device Technology, he led a talented team through a complex restructuring and into extended growth through product leadership resulting in a successful sale to Renesas. Prior to this, Mr. Waters held executive positions at Skyworks, Agere and Texas Instruments. Throughout his career, Mr. Waters developed a diverse portfolio of management skills and abilities, including expertise in semiconductor manufacturing, product management, research and development, sales, mergers and acquisitions, investor relations, and information technology matters. He received a Bachelor of Science degree in engineering from University of Vermont and a Master of Science degree in computer science from Northeastern University.

Bruce Kiddoo brings 25 years of financial and management experience in the semiconductor industry to the Board. As the former CFO of Maxim Integrated and Vice President and acting Chief Financial Officer of Broadcom Corporation, he worked extensively with public company boards of directors to drive transformational business changes, design innovative capital structure programs, and assess large inbound and outbound M&A opportunities. Mr. Kiddoo holds a Bachelor of Science degree in applied science from the United States Naval Academy and a Master of Business Administration degree from The College of William and Mary. He is also a Certified Management Accountant and the recipient of Institutional Investor’s 2014 “Best CFO” award.

“These are exciting times for the Company and I would like to take the opportunity to welcome Greg and Bruce to the ON Board of Directors. On behalf of the Board, I also want to thank and express our appreciation to the Starboard Value team for their thought leadership, support, and alignment with some of our recent changes at ON. Moving forward we very much look forward to working with all of our stakeholders in support of the leadership team as they execute to the Company’s strategic plan,” said Alan Campbell.

Peter Feld, managing member of Starboard Value, said, “We appreciate the collaborative dialogue we have had with the Company over the last several months. ON is an outstanding company and I am confident the appointment of these new directors will bring valuable expertise as ON focuses on driving improved growth and profitability. We are particularly excited about the appointment of Hassane El-Khoury as CEO, and believe he is well positioned to lead ON to becoming a best-in-class semiconductor company. We look forward to continuing to work closely with the Board to pursue our common goal of creating shareholder value.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The Company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. The Company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

Kris Pugsley	Parag Agarwal
Corporate/Media Communications	Vice President - Investor Relations & Corporate Development
ON Semiconductor	ON Semiconductor
(312) 909-0661	(602) 244-3437
kris.pugsley@onsemi.com	investor@onsemi.com